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                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

  We consent to incorporation by reference in this registration statement on Form S-4 of Devon Delaware Corporation of our report dated February 5, 1997, relating to the consolidated balance sheet of Northstar Energy Corporation and subsidiaries as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, which report appears in the December 31, 1998 annual report on Form 10-K of Devon Energy Corporation. We also consent to the reference to our firm in the Joint Proxy Statement/Prospectus of Devon Energy Corporation and PennzEnergy Company as experts in accounting and auditing.

                                          PRICEWATERHOUSECOOPERS LLP

Calgary, Alberta, Canada
July 12, 1999